Exhibit T3A-10

ARTICLES OF INCORPORATION

OF

DISCOVERY LOGGING, INC.

ARTICLE ONE

The name of the corporation is Discovery Logging, Inc..

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To transact any and all lawful business for which a corporation may be authorized under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue if Twenty Thousand (20,000) shares without par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00.

ARTICLE SIX

The address of its registered office is 4000 W. Illinois, Apt. 201, Midland, Texas 79703, and the name of its registered agent at such address is John P. Chirico, Jr..

ARTICLE SEVEN

The number of initial directors is two, and the names and addresses of the directors are:

John P. Chirico, Jr.. 4000 W. Illinois, Apt. 201, Midland, Texas 79703